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                                                                  EXHIBIT (A)(7)

                          [ESPERIOR THERAPEUTICS LOGO]

                                                        Date

Dear Stockholder:

     We are pleased to report that Esperion Therapeutics, Inc. has entered into a merger agreement with Pfizer Inc. that provides for the acquisition of Esperion at a price of $35.00 per share in cash. Under the terms of the proposed transaction, Enzo Acquisition Corp., a wholly owned subsidiary of Pfizer, has commenced a tender offer today for all of the outstanding shares of Esperion common stock at $35.00 per share in cash. The tender offer is conditioned upon, among other things, at least a majority of Esperion's outstanding shares of Common Stock on a fully-diluted basis being tendered and the termination of any waiting periods under applicable antitrust laws. Following the completion of the tender offer, Enzo Acquisition Corp. will be merged with and into Esperion and all shares of Esperion's common stock not purchased in the tender offer (other than those owned by Esperion, Pfizer or Enzo Acquisition Corp. or by holders who have perfected their appraisal rights) will be converted into the right to receive $35.00 per share in cash in the merger.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TENDER OFFER AND THE MERGER AGREEMENT, HAS UNANIMOUSLY DECLARED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, ESPERION AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMMON STOCK PURSUANT TO THE OFFER.

     In addition to the Solicitation/Recommendation Statement that accompanies this letter, also enclosed is Enzo Acquisition Corp.'s Offer to Purchase and related materials, including a Letter of Transmittal for use in tendering shares. These documents set forth the terms and conditions of the tender offer. We urge you to read the enclosed information and consider it carefully before making your decision to tender your common shares.

     The directors, management, and employees of Esperion thank you for the support you have given Esperion.

                                          Sincerely,

                                              /s/ ROGER S. NEWTON, PH.D.
                                          --------------------------------------
                                           President & Chief Executive Officer